EXHIBIT 10.24
PRIMERICA, INC.
RESTRICTED STOCK AWARD AGREEMENT
Primerica, Inc. (“Primerica”) hereby grants to [NAME] (the “Participant”), the restricted shares (“Restricted Shares”) of Primerica's common stock, par value $.01 per share (“Common Stock”), detailed below, pursuant to the Primerica, Inc. 2010 Omnibus Incentive Plan (the “Plan”). The terms, conditions and restrictions applicable to the Restricted Shares are contained in the Plan and in this Restricted Stock Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.
1.Grant of Restricted Shares

Grant Date:	[AWARD DATE]
Number of Shares:	[# SHARES]
Vesting Dates (one-third of the Restricted Shares vesting on each vesting date):	[VEST DATE 1]
[VEST DATE 2]
[VEST DATE 3]

2.Termination of Service. Notwithstanding anything to the contrary herein, upon a termination of the Participant's service as a member of the Board of Directors of Primerica (the “Board”), the Restricted Shares shall be treated as follows:

(a)Termination Other Than For Death or Disability. If the Participant's service on the Board terminates for any reason other than because of the Participant's death or Disability, then (i) if the Participant has served as a member of the Board of Directors for less than five years as of the termination date, vesting of the Restricted Shares will cease on the date the Participant's service is so terminated, the unvested portion of the Restricted Shares (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any unvested Restricted Shares and (ii) if the Participant has served as member of the Board of Directors for five or more years as of the termination date, the unvested portion of the Restricted Shares (if any) will vest as of the termination date.

(b)Death or Disability.  If the Participant's service on the Board is terminated upon the Participant's death or Disability, the unvested portion of the Restricted Shares (if any) will vest as of the termination date. For purposes of the Agreement, “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

3.Stockholder Rights.  The Participant will have all of the rights of a holder of shares with respect to the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the vesting restrictions set forth herein, and, if shares are ultimately forfeited, prior to such forfeiture.

4.Consent to Electronic Delivery.  In lieu of receiving documents in paper format, by receipt of the Restricted Shares, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Shares. Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on an Internet site to which the Participant has access.

5.Tax Withholding.  No withholding or deduction for any taxes shall be made by Primerica in respect of the Restricted Shares. The Participant shall be solely responsible for the payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred, as a result of the compensation paid under the Agreement.

6.Compliance with EESA. To the extent that the Participant and the Restricted Shares are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Restricted Shares must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply. If requested by Primerica, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Restricted Shares that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

7.Entire Agreement.  The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Restricted Shares and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

8.No Right to Service. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued service on the Board, at any specific rate of compensation, or for any particular period of time.

9.Arbitration.  Any disputes related to the Restricted Shares shall be resolved by arbitration in accordance with Primerica's arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Shares shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

10.Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.

11.Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

12.Internal Revenue Code Section 409A. The intent of the parties is that the Restricted Shares granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted, the Agreement and the Plan shall be interpreted and be administered accordingly.

13.Successors and Assigns. The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

3